Exhibit 10.3

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of May 2, 2018 (the “Effective Date”) by and among Air T, Inc., a Delaware corporation (“Buyer”), Worthington Aviation, LLC, a North Carolina limited liability company that is wholly owned by Buyer (“Subsidiary”), Worthington Aviation Parts, Inc., a Minnesota corporation (“Seller”) and Churchill Industries, Inc., a Minnesota corporation (“Churchill”).

WHEREAS, Buyer, Seller, Churchill and Subsidiary are the parties to the Asset Purchase Agreement dated as of April 6, 2018, as amended by Amendment No. 1 dated April 27, 2018 (the “Purchase Agreement”) and wish to further amend the Purchase Agreement as stated in this Amendment;

WHEREAS, capitalized terms used in this Amendment without definition have the meanings provided in the Purchase Agreement;

WHEREAS, the parties wish to resolve various uncertain or disputed matters related to the Business by means of the provisions of this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties, intending to be legally bound, agree as follows:

1.     Australian Operations. With respect to Seller’s operations in Australia (the “Australian Operations”), commencing at the Closing Seller shall continue to conduct the Australian Operations, but as agent for Subsidiary, in substantially the same manner as they were conducted prior to the Closing, but at the direction of and expense of Subsidiary, and for the risk and benefit of Subsidiary, for a period that continues until, and ends at, the earlier of (a) the close of business in Brisbane, Australia on October 31, 2018, or (b) such date prior to October 31, 2018 as Subsidiary specifies, in a written notice given to Seller at least five days in advance of the date specified in that notice, for Seller’s agency to end and for Australian Operations to begin to be conducted directly by Subsidiary. Seller shall invoice Subsidiary monthly for Seller’s expenses incurred in providing services pursuant to this paragraph, and Subsidiary shall pay such invoices within fifteen (15) days of receipt. Notwithstanding the foregoing, Subsidiary is assuming at the Closing, and shall pay if and when due, any obligation owed to Bret Mehrtens or Kerrie Lill (Seller’s employees in Australia) for any redundancy pay, pay in lieu of notice of termination, or leave that arises out of or relates to their past service to Seller or the transactions under the Purchase Agreement.

2.      Worldwide Agreements. Reference is made to the Consignment Agreement dated March 18, 2015 and the Consignment Agreement dated October 13, 2015, each with Worldwide Aviation, LLC (collectively, the “Worldwide Agreements”). Buyer and Subsidiary acknowledge that Subsidiary is assuming the Worldwide Agreements, including remaining payment obligations to Worldwide Aviation, LLC under Section 3 of each of the Worldwide Agreements. The closing conditions of Sections 8.1(d) and 8.2(g) of the Purchase Agreement relating to Worldwide Aviation, LLC are hereby deemed satisfied.

3.      Other Topics. (a) Seller represents and warrants that it has paid the rent due under each of the Leases for the month of May 2018. Neither Buyer or Subsidiary shall be obligated to reimburse Seller for any rent paid by Seller prior to the Closing, including rent for periods that end following the Closing.

(b)     Subsidiary assumes and agrees to pay if and when due any obligations of Seller, not to exceed a total of $30,000, for accrued paid time off for periods prior to the Closing as to any Seller employee who is hired by Buyer or Subsidiary at or after the Closing.

(c)     Seller shall pay when due any health and dental claims of Seller’s employees for services received by such employees prior to the Closing for which Seller would be responsible in the absence of the sale of the Business under the Purchase Agreement; provided, that such claims are submitted to Seller within twelve (12) months after the Closing.

(d)     Seller shall not provide any credit for insurance deductibles paid by Seller’s employees prior to the Closing, and Seller shall not provide contributions, funding or payments for flexible spending accounts of any employees.

(e)     Section 10.2(e) of the Purchase Agreement is hereby amended by adding the parenthetical phrase “(including operations in Australia)” so that clause (e) reads:

          “(e) the operation of the Business (including operations in Australia) prior to the Closing Date.”

4.      Cash Payment Amount. In Section 3.1 of the Purchase Agreement the definition of “Cash Payment” is hereby amended from “$3,400,000” to “$3,300,000”, and all references in the Purchase Agreement to the Cash Payment shall mean the amended dollar amount.

5.       Other Terms Unchanged. Except as expressly stated in this Amendment, all other terms and provisions of the Purchase Agreement are unchanged, and are hereby ratified and confirmed.

6.     Entire Agreement; Modifications. This Amendment and the Purchase Agreement constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral. No provision of this Amendment shall be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived, except by a writing duly signed by all of the parties hereto. Following the execution and delivery of this Amendment, all references to the Purchase Agreement shall mean the Purchase Agreement as amended by this Amendment.

7.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. This Amendment may be signed by means of separate counterparts, and any signed counterpart shall be effective upon delivery of a signed signature page by facsimile, electronic transmission, mail, messenger, or personal delivery.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to Asset Purchase Agreement as of the date set forth above.

Seller:	Buyer:

WORTHINGTON AVIATION, INC.	AIR T, INC.

By	By
Its	Its

Churchill:	Subsidiary:

CHURCHILL INDUSTRIES, INC.	WORTHINGTON AVIATION, LLC

By	By
Its	Its

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